                                                   RULE NO. 424(b)(3)
                                                   REGISTRATION NOS. 333-95807
                                                                     333-92163

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 31, 2000)

                             [LOGO] TELECOM HOLDRS

                       1,000,000,000 Depositary Receipts
                            Telecom HOLDRSSM Trust

   This prospectus supplement amends and supplements information contained in the prospectus dated January 31, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by Telecom HOLDRSSM Trust.

   The share amounts specified in the table on page 10 of the base prospectus shall be replaced with the following:

                                                                      Primary
                                                             Share    Trading
                     Name of Company                 Ticker Amounts   Market
      ---------------------------------------------  ------ --------  -------
      SBC Communications Inc.                        SBC          27   NYSE
      AT&T Corp.                                      T           25   NYSE
      WorldCom, Inc. (/1/)(/3/)                      WCOM         22  NASDAQ
      Verizon Communications(/2/)                     VZ       21.76*  NYSE
      BellSouth Corp.                                BLS          15   NYSE
      BCE Inc.                                       BCE           5   NYSE
      Sprint Corporation (FON Group) (/3/)           FON           6   NYSE
      Sprint Corporation (PCS Group) (/3/)           PCS           6*  NYSE
      Global Crossing Ltd.                           GBLX          6  NASDAQ
      Nextel Communications, Inc.                    NXTL          6* NASDAQ
      Qwest Communications International, Inc.(/4/)   Q     12.91728*  NYSE
      Level 3 Communications, Inc.                   LVLT          3  NASDAQ
      ALLTEL Corp.                                    AT           2   NYSE
      Telephone and Data Systems, Inc.               TDS           1   AMEX
      NTL Incorporated                               NTLI       1.25* NASDAQ
      Broadwing, Inc.                                BRW           2   NYSE
      McLeodUSA, Inc.                                MCLD          3* NASDAQ
      Century Telephone Enterprises, Inc.            CTL           1   NYSE

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* Reflects previous stock split or business combination transaction.

(1) On May 5, 2000, MCI WorldCom, Inc. changed its name to WorldCom, Inc.
(2) On June 30, 2000, Bell Atlantic Corp. and GTE Corp. completed their merger to create the combined company Verizon Communications, exchanging 1 share of Verizon common stock for each share of Bell Atlantic common stock and 1.22 shares of Verizon common stock for each share of GTE common stock. As a result, the share amount of Verizon represented by a round-lot of 100 Telecom HOLDRS is now 21.76. Verizon began trading on July 3, 2000 on the New York Stock Exchange under the symbol "VZ."
(3) On October 5, 1999, WorldCom, Inc. announced the planned acquisition of Sprint Corporation (FON Group) and Sprint Corporation (PCS Group). This transaction is subject to regulatory approval and customary closing conditions.
(4) On June 30, 2000, Qwest Communications International, Inc. and US WEST, Inc. completed their merger, exchanging 1.72932 shares of Qwest common stock for each share of US WEST common stock. As a result, the four shares of US WEST previously represented in each round-lot of 100 Telecom HOLDRS have been exchanged for 6.91728 shares of Qwest. The share amount of Qwest represented by a round-lot of 100 Telecom HOLDRS is now 12.91728.

   The share amounts listed in the table above reflect all previous stock splits. The stock prices in the tables set forth in Annex A of the base prospectus will not be adjusted to account for the stock splits.

             The date of this prospectus supplement is July 6, 2000.